Exhibit 99.1

DATE:	October 23, 2014 4:00 p.m.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP — NASDAQ, MSFG —
Announces Third Quarter 2014 Operating Results

•                  Net Income of $8.5 million, or $0.41 per common share

•                  ROA of 1.18%

•                  Annualized Loan Growth of 12%

•                  Net Recoveries of $0.7 million

•                  Tangible Common Equity Ratio of 9.3%

•                  Board announces fourth quarter dividend of $.11 per share

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the third quarter of 2014.  For the three months ended September 30, 2014, the Company recorded net income of $8.5 million, or $0.41 per common share, compared to net income of $7.6 million, or $0.36 per common share, in the third quarter of 2013.  Two primary items drove the increase in net income year over year.  The first was a decrease in loan loss provision expense.  During the third quarter of 2014 the Company realized net recoveries in its allowance for loan losses account of $682 thousand.  This led the Company to book $0 in loan loss provision expense for the quarter.  The second item driving the increase in earnings year over year was a reduction in operating expenses.  The Company also announced today that the Board of Directors had approved the payment of a common dividend of $0.11 per share, payable on December 15, 2014 to common shareholders of record as of December 5, 2014.

CEO Comments

Mr. Brown stated, “We are very pleased with our third quarter results.  Our earnings per share increased 14% over the same period one year ago driven by continued improvement in overall loan quality and expense control.  Our loan growth accelerated from the second quarter as we have begun to realize results from investments in our new Cincinnati and Louisville markets.”

Mr. Brown continued, “We are very excited to have closed our merger with MBT Bancorp (Merchants Bank and Trust).  The merger closed on October 17th and adds six banking offices in Dearborn County, Indiana and Hamilton County, Ohio, the county in which Cincinnati is located. The merger process went extremely well and I want to commend and thank the employees of Merchants for their dedication through this process.”

Third Quarter Results

NET INTEREST INCOME

Net interest income was $23.0 million for the third quarter of 2014 which was relatively flat compared to the same period a year ago.  A decrease in the Company’s net interest margin was offset by a $68 million increase in average earning assets.  Net interest margin, on a fully-taxable equivalent basis, was 3.80% for the third quarter of 2014, which was eleven basis points below the third quarter of 2013 and three points lower than the second quarter of 2014.

NON-INTEREST INCOME

The Company’s non-interest income was $11.1 million for the third quarter of 2014 compared to $11.2 million for the same period in 2013 and $11.2 million in the second quarter of 2014.  Comparing to the same period a year ago slight increases in mortgage banking and interchange income were offset by decreases in service charge and brokerage income.  On a linked quarter basis, all categories of non-interest income were relatively flat.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.2 million for the third quarter of 2014 compared to $23.5 million for the same period in 2013.  A decrease in collection expenses was the primary driver of the improvement.  Problem assets are down significantly year over year.  On a linked-quarter basis, non-interest expense decreased by approximately $600 thousand.  The primary driver was a decrease in employee-related expenses (mainly benefits).

BALANCE SHEET AND CAPITAL

Total assets were $2.9 billion at September 30, 2014, an increase of $76 million from a year ago.  The increase was primarily due to an increase in loan balances of $142 million partially offset by a decrease in investment securities of $53 million.  On a linked-quarter basis the balance sheet grew by $39 million.  Loan balances grew by $52 million during the third quarter of 2014, representing an annualized growth rate of 12%.  The increase in loan balances does not include the addition of approximately $186 million in loans as a result of the Company’s purchase of MBT Bancorp as the transaction closed subsequent to September 30, 2014.  The Company’s regulatory capital ratios remain strong and as of September 30, 2014 were as follows: leverage ratio of 10.5%, tier one capital to risk-weighted assets of 15.5%, and total capital to risk-weighted assets of 16.7%.  In addition, as of September 30, 2014, the Company’s tangible common equity ratio was 9.3%.

ASSET QUALITY

Non-performing assets (NPAs) were $35.6 million as of September 30, 2014, a decrease of $1.3 million on a linked-quarter basis.  NPAs represented 1.23% of total assets as of September 30, 2014 compared to 1.29% as of June 30, 2014 and 1.31% as of September 30, 2013.  During the third quarter of 2014 approximately $4.3 million of loans were transferred to non-accrual status.  One credit represents $1.9 million of this amount.  While the in-flow of new non-accruals increased slightly for the quarter, the overall level of problem assets has decreased significantly over the past several quarters.  Loans classified as both Special Mention and Substandard (Accruing) were $48.0 million collectively as of September 30, 2014 compared to $62.3 million at June 30, 2014 and $91.2 million a year ago.  As previously mentioned, the Company realized net recoveries of $682 thousand for the third quarter of 2014.  As a result the Company incurred no loan loss provision for the period.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.40% as of September 30, 2014, which was flat compared to June 30, 2014 and a decrease from 1.73% as of September 30, 2013.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended September 30		Nine months ended September 30
	2014	2013	2014	2013
Income Statement Summary
Interest Income	$25,041	$25,377	$75,728	$75,729
Interest Expense	2,039	2,424	6,361	7,643
Net Interest Income	23,002	22,953	69,367	68,086
Provision for Loan Losses	—	1,000	1,500	3,734
Noninterest Income:
Trust and investment product fees	1,087	1,238	3,503	3,542
Mortgage banking	1,677	1,553	4,655	5,496
Service charges on deposit accounts	5,429	5,518	15,321	15,128
Securities gains/(losses)	—	2	(4)	835
Interchange income	1,912	1,804	5,671	5,317
OREO gains/(losses)	(9)	(38)	(47)	(356)
Other	1,049	1,106	2,524	2,847
Total Noninterest Income	11,145	11,183	31,623	32,809
Noninterest Expense:
Employee	13,000	13,090	40,272	39,407
Occupancy & equipment	4,488	4,320	13,299	12,693
Intangible amortization	389	455	1,253	1,413
Marketing	769	647	2,127	2,656
Collection expenses	156	625	987	2,434
FDIC assessment	385	431	1,185	1,335
FHLB advance prepayment penalty	—	—	—	2,239
Consultant expenses	350	475	1,050	1,225
Other	3,640	3,446	11,012	11,070
Total Noninterest Expense	23,177	23,489	71,185	74,472
Earnings Before Income Taxes	10,970	9,647	28,305	22,689
Provision for Income Taxes	2,513	2,015	5,869	3,742
Net Income	$8,457	$7,632	$22,436	$18,947
Preferred Dividends & Accretion	—	(99)	—	(504)
Redemption of Preferred Shares	—	(148)	—	(148)
Net Income Available to Common Shareholders	$8,457	$7,385	$22,436	$18,295

	Three months ended September 30		Nine months ended September 30
	2014	2013	2014	2013
Average Balance Sheet Data
Gross Loans	$1,717,401	$1,601,637	$1,700,164	$1,580,782
Earning Assets	2,577,276	2,509,538	2,592,090	2,488,683
Total Assets	2,852,965	2,771,926	2,862,203	2,771,960
Noninterest Bearing Deposits	455,768	415,825	449,872	410,999
Interest Bearing Deposits	1,779,797	1,758,541	1,786,662	1,780,679
Total Interest Bearing Liabilities	2,038,974	2,027,035	2,065,121	2,013,436
Shareholders’ Equity	329,974	305,680	321,554	317,947

	Three months ended September 30		Nine months ended September 30
	2014	2013	2014	2013
Per Share Data
Diluted Earnings Per CommonShare	$0.41	$0.36	$1.09	$0.90
Cash Dividends Per Common Share	0.11	0.08	0.31	0.20
Market Value - High	17.97	15.53	18.03	15.53
Market Value - Low	16.33	13.81	15.78	12.02
Average Outstanding Shares (diluted)	20,601,444	20,451,821	20,581,340	20,420,195

	Three months ended September 30		Nine months ended September 30
	2014	2013	2014	2013
Key Ratios (annualized)
Return on Average Assets	1.18%	1.09%	1.05%	0.91%
Return on Average Equity	10.17%	9.91%	9.33%	7.97%
Net Interest Margin	3.80%	3.91%	3.84%	3.94%
Efficiency Ratio	64.73%	65.44%	67.12%	70.17%
Net Overhead to Average Assets	1.67%	1.76%	1.85%	2.01%

	September 30	June 30	March 31	December 31	September 30
	2014	2014	2014	2013	2013
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,753,224	$1,700,798	$1,687,551	$1,671,926	$1,610,990
Allowance for Loan Losses	24,549	23,867	27,247	27,609	27,849
Total Securities	840,101	852,374	881,104	891,106	893,187
Goodwill and Intangible Assets	68,772	69,161	69,593	70,025	69,959
Total Assets	2,899,952	2,861,017	2,872,379	2,859,864	2,824,347
Noninterest Bearing Deposits	464,058	455,496	459,541	436,550	415,572
Interest Bearing Deposits	1,757,641	1,800,849	1,766,284	1,764,078	1,752,702
Other Borrowings	281,582	220,663	265,663	294,252	297,809
Shareholders’ Equity	332,790	327,381	315,559	305,526	304,471

	September 30	June 30	March 31	December 31	September 30
	2014	2014	2014	2013	2013
Other Balance Sheet Data
Tangible Book Value Per Common Share	$12.90	$12.62	$12.03	$11.53	$11.49
Loan Loss Reserve to Loans	1.40%	1.40%	1.61%	1.65%	1.73%
Loan Loss Reserve to Non-performing Loans	151.80%	141.86%	135.75%	123.50%	99.56%
Nonperforming Assets to Total Assets	0.67%	0.72%	0.83%	0.93%	1.16%
NPA’s (w/ TDR’s) to Total Assets	1.23%	1.29%	0.97%	1.07%	1.31%
Tangible Common Equity Ratio	9.33%	9.25%	8.78%	8.44%	8.51%
Outstanding Shares	20,460,763	20,458,763	20,445,951	20,417,224	20,403,933

	September 30	June 30	March 31	December 31	September 30
	2014	2014	2014	2013	2013
Asset Quality
Special Mention Loans	$25,319	$37,917	$53,019	$56,960	$79,059
Substandard Loans (Accruing)	22,647	24,344	29,429	27,277	12,138
New Non-accrual Loans (for the 3 months ended)	4,251	1,626	2,963	2,312	2,761

Loans Past Due 90 Days or More and Still Accruing	$59	$—	$—	$14	$—
Non-accrual Loans	16,113	16,824	20,071	22,341	27,972
Other Real Estate Owned	3,190	3,723	3,841	4,120	4,784
Total Nonperforming Assets (NPA’s)	$19,362	$20,547	$23,912	$26,475	$32,756
Troubled Debt Restructurings (Accruing)	16,274	16,408	4,041	4,188	4,162
Total NPA’s with Troubled Debt Restructurings	$35,636	$36,955	$27,953	$30,663	$36,918

Net Charge-offs (Recoveries) - QTD	$(682)	$4,130	$1,112	$1,040	$1,153
Net Charge-offs as a % of average loans (annualized)	-0.16%	0.98%	0.27%	0.25%	0.29%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. The Company believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	September 30	June 30	March 31	December 31	September 30
	2014	2014	2014	2013	2013
Shareholders’ Equity	$332,790	$327,381	$315,559	$305,526	$304,471
Less: Intangible Assets	68,772	69,161	69,593	70,025	69,959
Tangible Common Equity	264,018	258,220	245,966	235,501	234,512

Total Assets	2,899,952	2,861,017	2,872,379	2,859,864	2,824,347
Less: Intangible Assets	68,772	69,161	69,593	70,025	69,959
Tangible Assets	2,831,180	2,791,856	2,802,786	2,789,839	2,754,388

Ending Shares Outstanding	20,460,763	20,458,763	20,445,951	20,417,224	20,403,933

Tangible Book Value Per Share	$12.90	$12.62	$12.03	$11.53	$11.49
Tangible Common Equity/Tangible Assets	9.33%	9.25%	8.78%	8.44%	8.51%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 74 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.